UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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FLYI, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FLYI, INC.
45200 Business Court
Dulles, Virginia 20166

May   , 2005

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of FLYi, Inc. to be held on June 22, 2005, at 10:00 a.m. local time, at the Independence Air Employee Center Auditorium, 515 Shaw Road, Dulles, Virginia.

This year we are asking you to elect eight directors of the Company to serve until the 2006 Annual Meeting and until their successors are elected.  We also are asking that you authorize the Company’s Board of Directors to amend the Company’s Fifth Restated Certificate of Incorporation to effect a reverse stock split within a range from one-for-two to one-for-ten and ratify the Audit Committee’s selection of independent auditors for the year ending December 31, 2005.  The Board of Directors recommends that you vote “FOR” each of these proposals.  At the Annual Meeting, we also will report on the Company’s business and provide a discussion period for questions and comments.

We look forward to and encourage our stockholders to attend the Annual Meeting.  Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented.  Accordingly, we request that you complete, sign, date and promptly return the enclosed proxy card in the postage-paid envelope that is provided or vote via telephone or Internet.

Thank you for your continued support.

Sincerely,

Kerry B. Skeen
Chairman of the Board of Directors

FLYI, INC.
45200 Business Court
Dulles, Virginia 20166

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 22, 2005

To the Stockholders of
FLYI, INC.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the “Meeting”) of FLYi, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, June 22, 2005, at 10:00 a.m., local time, at the Independence Air Employee Center Auditorium, 515 Shaw Road, Dulles, Virginia, for the following purposes, as more fully described in the accompanying Proxy Statement:

1)                                      To elect eight directors to serve for the coming year and until their successors are elected;

2)                                      To authorize the Company’s Board of Directors to amend the Company’s Fifth Restated Certificate of Incorporation to effect a reverse stock split within a range from one-for-two to one-for-ten;

3)                                      To ratify the Audit Committee’s selection of the Company’s independent auditors for the fiscal year ending December 31, 2005; and

4)                                      To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Only holders of record of the Company’s common stock, par value $0.02 per share (the “Common Stock”), at the close of business on May     , 2005 are entitled to receive notice of and to vote at the Meeting.  A list of such holders will be open for examination by any stockholder during regular business hours for a period of ten days prior to the Meeting at the offices of the Company, located at 45200 Business Court, Dulles, Virginia.

All stockholders are cordially invited to attend the Meeting.  In order to ensure that your Common Stock is represented at the Meeting, regardless of whether you intend to attend in person, please complete, date and sign the enclosed proxy and return it promptly in the accompanying postage-paid envelope or vote via telephone or Internet.

By order of the Board of Directors

Richard J. Kennedy
Vice President, Secretary and General Counsel

May   , 2005

TABLE OF CONTENTS

Proxy Statement	1
Corporate Governance and Board Matters	2
Audit Committee Report	5
Proposal One: Election of Directors	7
Proposal Two: Authorize the Company’s Board of Directors to Amend the Company’s Fifth Restated Certificate of Incorporation to Effect a Reverse Stock Split Within An Approved Range	10
Proposal Three: Ratification of the Selection of Independent Auditors	16
Executive Officers	17
Executive Compensation	18
Company Stock Performance Graph	26
Security Ownership of Certain Beneficial Owners	28
Security Ownership of Management	30
Section 16(a) Beneficial Ownership Reporting Compliance	30
Expenses of Solicitation	30
Stockholder Proposals	31
Delivery of Documents to Stockholders Sharing An Address	31
Appendix A: FLYi, Inc. Audit Committee Charter	A-1
Appendix B: Certificate of Amendment to Fifth Restated Certificate of Incorporation of FLYi, Inc.	B-1

FLYI, INC.
45200 Business Court
Dulles, Virginia 20166

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of FLYi, Inc. (the “Company”) for use at the Company’s annual meeting of stockholders, to be held at 10:00 a.m., local time, on Wednesday, June 22, 2005, at the Independence Air Employee Center Auditorium, 515 Shaw Road, Dulles, Virginia, and at any adjournment or postponement thereof (the “Meeting”).  This Proxy Statement and the accompanying proxy card (the “Proxy Card”), together with a copy of the Company’s 2004 Annual Report, are first being mailed on or about May   , 2005, to persons who were holders of record of the Company’s Common Stock, par value $0.02 per share (the “Common Stock”), at the close of business on May   , 2005 (the “Record Date”).

Agenda and Voting at the Meeting

At the Meeting, the holders of shares of Common Stock as of the Record Date will be asked to elect eight members to the Board of Directors for the coming year, authorize the Company’s Board of Directors to amend the Company’s Fifth Restated Certificate of Incorporation to effect a reverse stock split within a range from one-for-two to one-for-ten, ratify the Audit Committee’s selection of KPMG LLP, Independent Registered Public Accountants, as the Company’s independent auditors for the fiscal year ending December 31, 2005, and transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed May   , 2005 as the Record Date, and only holders of record of the Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Meeting.  On the Record Date, there were outstanding and entitled to vote            shares of the Common Stock.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Common Stock is necessary to constitute a quorum at the Meeting.  Nominees to the Board of Directors will be elected by the affirmative vote of a plurality of the shares of the Common Stock present and voting at the Meeting.  This means that the eight nominees who receive the largest number of votes cast “FOR” will be elected as directors at the Meeting.  Stockholders may not cumulate their votes in favor of any one nominee.  Approval of the proposal to authorize the Company’s Board of Directors to amend the Company’s Fifth Restated Certificate of Incorporation to effect a reverse stock split within a range from one-for-two to one-for-ten requires an affirmative vote of at least a majority of shares issued and outstanding on the Record Date.  Approval of the proposal to ratify the Audit Committee’s selection of KPMG LLP, Independent Registered Public Accountants, as the Company’s independent auditors at the Meeting requires an affirmative vote of at least a majority of the shares present and entitled to be voted at the Meeting.  On each of these matters, holders of record of Common Stock on the Record Date are entitled to one vote for each share of Common Stock held, except as described below under “Foreign Ownership of Shares.”

In accordance with Delaware law, abstentions are counted as “shares present” for purposes of determining the presence of a quorum and have the effect of a vote “against” any matter as to which they are specified.  Shares held by brokers who have not received voting instructions from their customers and who do not have discretionary authority to vote on a particular proposal (“broker non-votes”) are counted as present for the purpose of determining the existence of a quorum at the Meeting but are not considered “shares present.”   Therefore, broker non-votes will not affect the outcome of the vote on the matters presented at the Meeting except with respect to Proposal Two (authorizing the Company’s Board of Directors to amend the Company’s Fifth Restated Certificate of Incorporation to effect a reverse stock split within a range from one-for-two to one-for-ten), where broker non-votes have the effect of votes against.

Proxies

If the enclosed Proxy Card is properly executed and returned in time for the Meeting, or if you properly vote by telephone or Internet, the shares of Common Stock represented thereby will be voted in accordance with the instructions given on each matter introduced for a vote at the Meeting.  If the Proxy Card is properly executed and returned in time for the Meeting or if you vote by telephone or Internet but no instructions are given, shares will be voted “FOR” all of the Board’s nominees for election to the Board of Directors, “FOR” the proposal to authorize the Company’s Board of Directors to amend the Company’s Fifth Restated Certificate of Incorporation to effect a reverse stock split within a range from one-for-two to one-for-ten, and “FOR” ratification of the selection of independent auditors.  Proxies will extend to, and be voted at, any adjournment or postponement of the Meeting.

The Board of Directors does not presently intend to introduce any business at the Meeting other than as set forth in this Proxy Statement, and has not been informed that any other business is to be presented at the Meeting.  Should any other matter properly come before the Meeting, however, the persons named as proxies in the accompanying Proxy Card or their duly authorized and constituted substitutes will be authorized to vote or act thereon in accordance with their best judgment.

Any stockholder who has executed and returned a Proxy Card or properly voted by telephone or Internet and who for any reason wishes to revoke or change his or her proxy may do so by (i) giving written notice to the Secretary of the Company at the above address at any time before the commencement of the Meeting, (ii) voting the shares represented by such proxy in person at the Meeting, or (iii) delivering a later dated proxy at any time before the commencement of the Meeting.  Attendance at the Meeting will not, by itself, revoke a proxy.  Any stockholder whose shares are held through a bank, brokerage firm or other nominee and who provides voting instructions on a form received from the nominee may revoke or change his or her voting instructions only by contacting the nominee who holds his or her shares.  Such stockholders may not vote in person at the Meeting unless the stockholder obtains a legal proxy from the bank, brokerage firm or other nominee.

Foreign Ownership of Shares

The Federal Aviation Act prohibits non-United States citizens from owning more than 25 percent of the voting interest of a company such as the Company that owns a United States air carrier.  The Company’s Fifth Restated Certificate of Incorporation provides that shares of the Company’s capital stock may be voted by or at the direction of persons who are not United States citizens provided that such shares are registered on a separate stock registry maintained by the Company for non-United States holders (the “Foreign Stock Registry”).  Any holder of Common Stock who is not a United States citizen may request that its shares be registered for purposes of voting at the Meeting by checking the appropriate box on the Proxy Card.  Any such holder may also request that its shares be maintained on the Foreign Stock Registry by providing separate written notice to the Secretary of the Company.  If shares representing more than 25 percent of outstanding shares are registered for any meeting, precedence will be given to foreign holders who demonstrate that their shares were maintained on the Foreign Stock Registry prior to the meeting.  The Company does not anticipate that these provisions will operate to limit voting rights at the Meeting.  The enclosed Proxy Card contains a statement that, by signing the Proxy Card or voting, the stockholder certifies that it is a United States citizen as that term is defined in the Federal Aviation Act or that the shares represented by the Proxy Card have been registered on the Company’s Foreign Stock Registry or are requested to be registered for purposes of voting at the Meeting.  Stockholders voting by telephone or by Internet will be required to make the same certification.

Under Section 40102(a)(15) of the Federal Aviation Act, the term “citizen of the United States” is defined as: (i) an individual who is a citizen of the United States, (ii) a partnership each of whose partners is an individual who is a citizen of the United States, and (iii) a corporation or association organized under the laws of the United States or a state, the District of Columbia or a territory or possession of the United States of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, which is under the actual control of citizens of the United States, and in which at least 75 percent of the voting interest is owned or controlled by persons that are citizens of the United States.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Independence

The Board of Directors has determined that each of the current directors standing for re-election, except Mr. Skeen as the Chairman of the Board and Chief Executive Officer, Mr. Moore as the Chief Operating Officer and Mr. Acker as an employee of the

Company in his advisory role, has no material relationship with the Company and is independent within the meaning of NASDAQ Stock Market, Inc. (“NASDAQ”) director independence standards, as currently in effect.

Committees and Board Meetings

During 2004, there were 15 meetings of the Board of Directors.  Each nominee attended 75% or more of the aggregate of the meetings of the Board and of the Board’s committees on which he or she served.  The Board and its committees held frequent meetings during 2004 due to the implementation of the change the Company’s business strategy and due to the Company’s financial issues.  All directors attended the 2004 Annual Meeting of Stockholders.

The Board has three standing committees - an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee.  Their functions are described below.

Audit Committee.  The role of the Audit Committee is governed by a Charter adopted by the Board and amended in April 2005, a copy of which is attached as Appendix A to this Proxy Statement and is available on the Company’s website at www.flyi.com, under the “Company” heading.  Pursuant to its Charter, the Audit Committee’s functions include the following:  being directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s outside auditor, approving in advance all audit and permissible non-audit services to be provided by the outside auditor, establishing policies and procedures for the pre-approval of audit and permissible non-audit services to be provided by the outside auditor, considering at least annually the independence of the outside auditor, reviewing and discussing with management and the independent auditors the financial statements of the Company, receiving reports from the outside auditor and management regarding, and reviewing and discussing the adequacy and effectiveness of, the Company’s internal controls, and establishing procedures for handling complaints regarding accounting, internal accounting controls and auditing matters.  Under the Pre-Approval Policy adopted by the Audit Committee, all audit and non-audit services to be performed by the independent auditor for the Company require pre-approval by the Audit Committee.  In some cases, pre-approval is provided by the full Audit Committee and relates to a particular defined task or scope of work and is subject to a specific budget.  In other cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services and fees.  Any pre-approvals by the Audit Committee chairperson pursuant to this delegated authority shall be reported to the Audit Committee at its next scheduled meeting.  The Audit Committee cannot delegate pre-approval authority to management.  Each of the members of the Audit Committee is “independent” as defined in the NASDAQ listing standards and Securities and Exchange Commission (“SEC”) Rule 10A-3.  The Board of Directors has determined that all of the Company’s current Audit Committee members are financially literate and that Mr. Miller and Mr. McGinnis are audit committee financial experts.  The Audit Committee held six meetings during 2004.  The current members of the Audit Committee are Mrs. Coughlin, Mr. McGinnis, and Mr. Miller, who serves as Chair.

Compensation Committee.  The role of the Compensation Committee is governed by a Charter of Responsibilities and Functions adopted by the Board of Directors.  You can find the Compensation Committee’s Charter of Responsibilities and Functions on the Company’s website at www.flyi.com, under the “Company” heading.  Pursuant to this Charter, the Compensation Committee’s functions include the following:  developing and administering a comprehensive compensation policy for senior management, overseeing the establishment and administration of compensation programs for the Company’s employees generally, reviewing annually the performance of the executive officers of the Company, making grants under and otherwise administering the Company’s equity-based plans and bonus plans, reviewing, establishing and approving salaries and other employment and severance arrangements for senior management, periodically reviewing the Company’s succession plans with respect to the chief executive officer and other senior officers, and recommending, adopting and implementing compensation and other benefits for members of the Board of Directors.  Certain of these functions are subject to consultation with, advice from or ratification by the Board of Directors as the Committee determines appropriate.  The Compensation Committee held eight meetings during 2004.  The current members of the Compensation Committee are Mrs. Coughlin, Mr. Buchanan, and Ms. Devine, who serves as Chair.  Each of the current members of the Compensation Committee is “independent” as defined under NASDAQ listing standards.

Nominating and Corporate Governance Committee.  The role of the Nominating and Corporate Governance Committee is governed by a Charter of Responsibilities and Functions adopted by the Board of Directors.  You can find the Nominating and Corporate Governance Committee’s Charter on the Company’s website at www.flyi.com, under the “Company” heading.  Pursuant to this Charter, the Nominating and Corporate Governance Committee’s functions include the following: developing criteria to identify and evaluate prospective director candidates, identifying individuals qualified to become members of the Board of Directors, recommending to the Board of Directors director nominees for the annual meeting of stockholders, developing and periodically reviewing the Company’s corporate governance principles and playing a leadership role in shaping the Company’s corporate governance.  The Nominating and Corporate Governance Committee held six meetings during 2004.  Its members are Mr. McGinnis,

Ms. Devine, and Mr. Buchanan, who serves as Chair.  Each of the current members of the Nominating and Corporate Governance Committee is “independent” as defined under NASDAQ listing standards.

Corporate Governance Guidelines

The Company prides itself on its leadership within the industry in addressing corporate governance.  In 2002, the Company adopted Corporate Governance Guidelines, which are available on the Company’s website at www.flyi.com, under the “Company” heading.  As of April 1, 2005, Institutional Shareholder Services (ISS), considered one of the nation’s leading providers of proxy voting and corporate governance data services, ranked the Company’s corporate governance on the Corporate Governance Quotient (CGQ) higher than 92.4% of the companies in the S&P Small Cap 600 Index and higher than 93.1% of the companies in the transportation group.

The Nominating and Corporate Governance Committee will review the Corporate Governance Guidelines annually and report to the full Board on the committee’s review.  If necessary, the Guidelines will be revised and updated by the Board based upon the Nominating and Corporate Governance Committee’s recommendations.

Consideration of Director Nominees

The Nominating and Governance Committee will consider director nominees submitted by stockholders who satisfy the ownership requirements of SEC Rule 14a-8.  Stockholders should submit the name of any nominee along with the information required to be included in a stockholder’s notice by the Company’s By-laws to FLYi, Inc., Attn: Corporate Secretary, 45200 Business Court, Dulles, Virginia 20166.

The Nominating and Governance Committee identifies prospective director candidates in various ways, including through current Board members, management, professional search firms, stockholders or other persons.  These candidates are evaluated at meetings of the Nominating and Governance Committee, and may be considered at any point during the year.

The Nominating and Corporate Governance Committee currently considers the following factors in evaluating all prospective director candidates:

•                                          Number and experience of existing directors;

•                                          Ability to represent interests of a broad range of stockholders;

•                                          Experience that suggests the highest ethical standards and integrity;

•                                          The Company’s needs with respect to particular talents and experience of its directors;

•                                          Knowledge, skills and experience in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•                                          Familiarity with the aviation or travel industry and knowledge of and experience with the markets served by the Company;

•                                          Experience with public company management, accounting rules and practices, and corporate governance best practices; and

•                                          Willingness to adhere to the Company’s Corporate Governance Guidelines, including satisfaction of the Company’s minimum equity interest holding guidelines.

Director Compensation

All directors who are not executive officers of the Company receive as compensation for their service options to purchase shares of the Company’s Common Stock, which options vest at the end of the year if the individual continues to serve as a director as of the end of the year of the grant or if the director retires by not standing for re-election at the annual meeting of the stockholders.  Each director who is not an executive officer of the Company is granted options for 12,000 shares annually.  The option exercise price for these grants is equal to the closing price of the Company’s Common Stock reported for the date prior to the date of the grant.  With the exceptions noted below, for 2005 directors will receive an annual fee of $20,000 for their service.  Effective June 1, 2003, the Board of Directors implemented meeting fees.  The meeting fee schedule is $1,250 for each regularly scheduled board meeting attended in person or telephonically, $750 for attending any special board meeting, and $750 for attending any committee meeting.  Directors also are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof.  Messrs. Skeen and Moore, as executive officers of the Company, do not receive compensation for their service on the Board.  The Company provides Mr. Acker, as an employee of the Company in his advisory role, a consulting fee of $10,000 per month in lieu of director cash compensation, as well as an office, part-time secretary, and health benefits for Mr. Acker and his spouse.  In March 2004, the Compensation Committee approved extending Mr. Acker’s compensation arrangements for two years.  Directors and their family members are entitled to certain flight benefits made available to employees of the Company.

Executive Sessions

As set forth in the Company’s Corporate Governance Guidelines, the Board of Directors schedules each year at least four executive sessions of the Board’s independent directors, which the Board strives to hold at the end of each regularly scheduled Board meeting.

Codes of Conduct

The Company has adopted the Code of Ethics for FLYi, Inc.’s Members of the Board of Directors, the Code of Ethics for FLYi, Inc.’s Chief Executive Officer and Senior Financial Officers and the Code of Ethics and Business Conduct for FLYi, Inc.’s Employees.  These Codes are posted on the Company’s website at www.flyi.com, under the “Company” heading.

Communications with the Board

Stockholders may communicate with the members of the Board of Directors individually, with all independent directors, or with the Board as a group by writing to FLYi, Inc., Attn: Corporate Secretary, 45200 Business Court, Dulles, Virginia 20166.  Please mark the outside of the envelope “BOARD COMMUNICATION” and indicate which director(s) or group of directors the communication is intended for.

You should identify your communication as being from a FLYi, Inc. stockholder.  The Corporate Secretary may request reasonable evidence that your communication is made by a FLYi, Inc. stockholder before transmitting your communication to the requested member or members of the Board.  The Corporate Secretary will review all communications from FLYi, Inc. stockholders, and communications relevant to the Company’s business and operations, as determined by the Corporate Secretary, will be forwarded to the requested member or members of the Board.

Communications with the Audit Committee

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters.  A communication or complaint to the Audit Committee regarding such matters may be submitted by writing to FLYi, Inc. Audit Committee, Attn: Corporate Secretary, 45200 Business Court, Dulles, Virginia 20166.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board.  Management has the primary responsibility for the financial statements and the reporting process.  The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to accounting principles generally accepted in the United States of America, assessing the Company’s internal controls and reporting on management’s assessment of internal controls.  The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors.

In this context, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements for the year ended December 31, 2004 (the “Audited Financial Statements”) and the audit of the effectiveness of the Company’s internal control over financial reporting.  The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).  In addition, the Audit Committee has received from the independent auditors the written disclosures and letter required by

Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence.  In its review of audit-related and non-audit service fees paid to the Company’s independent auditors, the Committee considered whether the provision of such services is compatible with maintaining the auditors’ independence.

Following the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company’s Annual Report on SEC Form 10-K/A for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Audit Committee
James C. Miller III, Chairman
Susan M. Coughlin
Daniel L. McGinnis

PROPOSAL ONE: ELECTION OF DIRECTORS

The Nominating and Corporate Governance Committee of the Board has proposed and the Board has recommended that the eight individuals currently serving as directors each be nominated for re-election to the Board of Directors at the Meeting.  Directors are elected for terms of one year and until the next annual meeting of stockholders, and serve until resignation or succession by election or appointment.  Each of the nominees has consented to being named as a nominee in this Proxy Statement and has agreed to serve if elected.  If any nominee becomes unavailable for election at the time of the Meeting or is not able to serve if elected, the persons voting the proxies solicited hereby may in their discretion vote for a substitute nominee or the Board of Directors may choose to reduce the number of directors.  The Board of Directors has no reason to believe that any nominee will be unavailable or unable to serve.  William Anthony (Tony) Rice resigned as director in January 2005, and the Board thanks him for his service to the Company.

The following table sets forth each nominee’s name, age and position with the Company as of April 28, 2005, and the year in which each nominee first became a director:

Name	Age	Position	Director Since

Kerry B. Skeen	52	Chairman of the Board of Directors, Chief Executive Officer	1991
Thomas J. Moore	48	President, Chief Operating Officer and Director	1997
C. Edward Acker	76	Director	1991
Robert E. Buchanan	62	Director	1995
Susan MacGregor Coughlin	59	Director	1997
Caroline (Maury) Devine	54	Director	2002
Daniel L. McGinnis	66	Director	2000
James C. Miller III	62	Director	1995

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.  PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

Background of Nominees

The following is a brief account of the business experience of each of the nominees for election to the Board of Directors.  There are no family relationships among the nominees or special understandings pursuant to which the nominees have been nominated as directors of the Company.

Kerry B. Skeen.  Mr. Skeen is a co-founder of the Company and has been Chairman of the Board of Directors since January 2000, a director since October 1991, and Chief Executive Officer since March 1995.  He was President from October 1992 through December 1999, Executive Vice President from October 1991 to October 1992, and Chief Operating Officer from October 1992 through March 1995.  Mr. Skeen was President of the Atlantic Coast division of WestAir Commuter Airlines, Inc. (“WestAir”) from 1989 until it was acquired by the Company in 1991.  From 1987 to 1989, Mr. Skeen was Vice President of Marketing and Sales of WestAir and, in 1989, was named Senior Vice President of WestAir.  Mr. Skeen began his career in the airline industry with Delta Airlines in 1983.

Thomas J. Moore.  Mr. Moore became President of the Company in January 2000 and has been a director and Chief Operating Officer since April 1997.  He was Executive Vice President from April 1997 through December 1999, and was Senior Vice President of Maintenance and Operations from June 1994 until April 1997.  Prior to joining the Company, Mr. Moore spent nearly ten years with Continental Airlines in Houston, Texas, where he served at different times in the positions of Staff Vice President, Senior Director of Technical Planning, Director of Financial Planning and Division Controller.

C. Edward Acker.  Mr. Acker is a co-founder of the Company and has been a director since October 1991.  He was Chairman of the Board of Directors from April 1993 through December 1999, Chief Executive Officer from October 1991 to March 1995, Vice Chairman from October 1991 to April 1993, and President from October 1991 to October 1992.  Mr. Acker continues to serve in an advisory capacity to the Chairman.  Mr. Acker served as Chairman and Chief Executive Officer of Pan American World Airways, Inc.

from 1981 until 1988.  Since 1988, Mr. Acker has served as Chairman of The Acker Group, a private company that acts as both principal and adviser in airline-related transactions, and as a partner in Elsbury & Acker, an oil and natural gas exploration company.  From February 1995 until February 1996, Mr. Acker served as Chairman and Chief Executive Officer of BWIA International Airways, Ltd.  From 1993 to the present, he has served as Chairman of the Board and President of Air Assets, Inc., the parent of Martinaire Inc., which provides contract air cargo transportation for UPS and DHL.  Since 2004, Mr. Acker has served as the Managing Principal of Intrepid Equity.

Robert E. Buchanan.  Mr. Buchanan has been a director since March 1995.  Mr. Buchanan is President of Buchanan Companies, LLC and is Principal of Buchanan Partners, LLC, a metropolitan Washington, D.C. real estate firm specializing in commercial and retail development, construction and property management in suburban Washington.  Mr. Buchanan presently serves on the Board of Directors of the Washington Airports Task Force and the Economic Development Commission of Loudoun County, Virginia (former Chairman), which is home to the Company’s corporate office and its hub at Washington-Dulles International Airport.  He is also a member of the advisory board for George Washington University’s Virginia campus and a Trustee for the Greater Washington Initiative.

Susan MacGregor Coughlin.  Mrs. Coughlin has been a director since October 1997.  In June 2002, Mrs. Coughlin became President and Chief Executive Officer of the Aviation Safety Alliance.  Prior to joining ASA, she served as President and Chief Operating Officer of the American Transportation Research Institute, a position she held since November 2000.  Previously she was the Director and Chief Operating Officer of the ATA Foundation, the research and education organization of the American Trucking Associations, from April 1998 to November 2000.  She also has been the President of Air Safety Management Associates, an aviation consulting firm, since October 1997.  From August 1995 to October 1997 she was President and Chief Operating Officer of BDM Air Safety Management Corp., which designs and develops air traffic control systems, and from April 1994 to August 1995 was a Senior Vice President and General Manager in the transportation systems division of BDM Federal, Inc.  She was confirmed by the United States Senate in 1990 as a member of the National Transportation Safety Board and served until mid-1994.  She served as Board Vice Chairman for two consecutive terms in 1990 and 1992 and served as Acting Chairman in 1992.  She held various positions with the U.S. Department of Transportation from 1987 to 1990 and from 1981 to 1983, and with the Export-Import Bank of the U.S. from 1983 to 1987.  Mrs. Coughlin also serves on the board of Sensis Corporation, which specializes in the development of innovative surveillance technology applications for a growing international client base, including both commercial and civil markets.

Caroline (Maury) Devine.  Ms. Devine has been a director since June 2002.  She has most recently been a Fellow at Harvard University’s Belfer Center for Science and International Affairs (2000-2003).  Prior to this, Ms. Devine held various positions with Mobil Corporation.  From 1996-2000, she was President of Mobil’s Norwegian affiliate engaged in the exploration and production of oil and gas in the North Sea and the Norwegian Sea.  From 1994-1996, Ms. Devine served as Secretary of Mobil Corporation.  Elected by Mobil’s Board of Directors, she was responsible for shareholder relations and governance issues affecting Mobil and its 750 affiliates and subsidiaries.  From 1990 to 1994, Ms. Devine was responsible for Mobil’s international government relations with particular emphasis on Vietnam, Indonesia, Nigeria and Russia.  Before joining Mobil in 1988, Ms. Devine served 15 years in the U.S. Government in positions at the White House and the U.S. Department of Justice.  Ms. Devine is currently a member of the Council on Foreign Relations and serves as Vice Chairman of the Board of Directors of the Norwegian multinational corporation, DNV (Det Norske Veritas).  She also serves on the Boards of the Friends of the Corcoran Museum of Art, the Washington Jesuit Academy and the National Foreign Language Center.

Daniel L. McGinnis.  Mr. McGinnis has been a director since March 2000.  From June 1999 until his retirement in June 2002 he was President, CEO and Director of Sotas, Inc., a developer and manufacturer of telecommunications equipment with subsidiaries in India and the United Kingdom.  From August 1998 until January 1999 he was Senior Vice President of Tellabs Inc., a provider of voice and data transport and access systems, and General Manager of the N.E.T.S.  Group of Tellabs.  Prior to Tellabs, he was President, Chief Executive Officer and a Director of Coherent Communications Systems Corporation from 1988 until Tellabs acquired it in 1998.  Previously, he served as Division Controller for Bausch & Lomb, and held senior engineering and sales management positions at Air Products & Chemicals, Clark, Ltd. (U.K.) and Hercules, Inc.  Other former positions held include Chairman of Coherent UK, Ltd., Director of Cohpac, Ltd. (Australia), President of Bausch & Lomb Insurance Co., and Director of Sotas (India) Ltd.  Other current positions include Director of the George C. Marshall International Center, member of the Northern Virginia Roundtable, Managing Director of The Weatherly Company, LLC, member of the advisory board for George Washington University’s Virginia campus and the advisory board for an investment fund of the Robert W. Baird Company.  Other former board positions include the Washington Airports Task Force, the Loudoun County Economic Development Commission, and Loudoun Healthcare, Inc.

James C. Miller III.  Dr. Miller has been a director since March 1995.  Since April 2002, Mr. Miller has been chairman of The CapAnalysis Group, LLC, an affiliate of Howrey Simon Arnold & White, LLP.  CapAnalysis provides assessments of complex financial, economic, and regulatory issues.  From October 1998 until April 2002, he was Chairman and Distinguished Fellow of Citizens for a Sound Economy Foundation, a citizen’s group that advocates market-based solutions to public policy problems.  Dr. Miller now serves as an Emeritus Member of that Foundation’s Board of Directors.  He also has served as a consultant to the Federal Home Loan Mortgage Corporation (Freddie Mac) since December 2000.  He has been a Distinguished Fellow at the Center for Study of Public Choice at George Mason University since October 1988.  Dr. Miller was appointed by President George W. Bush to serve on the Board of Governors of the U.S. Postal Service in April 2003, and was confirmed by the Senate in November 2004, and was named Chairman of the Board of Governors in January 2005.  He also serves as an Emeritus Member of the Boards of Directors for the Tax Foundation and the Progress & Freedom Foundation.  Dr. Miller is a Senior Fellow (by courtesy) of the Hoover Institution at Stanford University.  He is a director and audit committee member of the J.P. Morgan Value Opportunities Fund as well as three funds that are part of the American Funds’ family of funds (Washington Mutual Investors Fund, the Tax Exempt Fund of Maryland and the Tax Exempt Fund of Virginia).  From 1985 to 1988, he served as Director of the Office of Management and Budget and as a member of President Reagan’s cabinet.  From 1981 to 1985, he was Chairman of the Federal Trade Commission.  Dr. Miller wrote his Ph.D. dissertation on airline scheduling and co-authored a Brookings Institution volume on airline regulation.

PROPOSAL TWO: AUTHORIZE THE COMPANY’S BOARD OF DIRECTORS TO AMEND THE
COMPANY’S FIFTH RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE
STOCK SPLIT WITHIN AN APPROVED RANGE

General

The Board of Directors has considered, deemed it advisable and unanimously approved resolutions (1) to authorize the Board, in its discretion, to effect a reverse stock split of the Company’s common stock, par value $0.02 (the “Common Stock”) at a specific ratio, ranging from one-for-two shares to one-for-ten shares, by amending the Company’s Fifth Restated Certificate of Incorporation (referred to below as the “Reverse Split”), and (2) to ask stockholder’s to approve the Reverse Split.  The Board has not necessarily determined that it will implement the Reverse Split if this proposal is approved, but for the reasons discussed below, the Board recommends that stockholders vote in favor of this proposal.

Summary of the Proposed Amendment

The primary purpose of this proposal is to provide the Board with the ability to effect the Reverse Split if the Board determines that action to be an appropriate method to seek to maintain listing of the Company's Common Stock on The NASDAQ Stock Market’s National Market.  If the Company’s stockholders approve the Reverse Split, the Company’s Board will have the sole discretion to elect, based on the Board’s determination of the best interests of the Company, whether or not to implement the Reverse Split and, if so, the exact timing of the Reverse Split and the ratio to be used within the range of one-for-two shares to one-for-ten shares.  If the Board has not implemented the Reverse Split by the Company’s 2006 Annual Meeting, stockholder authorization to implement the Reverse Split will expire.

If effected, the Reverse Split will be realized simultaneously for all outstanding Common Stock, and the ratio will be the same for all outstanding Common Stock.  The Reverse Split will affect all Company stockholders uniformly and will not affect any stockholder’s percentage ownership interests except to the extent that interests in fractional shares would be rounded up to the nearest whole share.

The Board believes that stockholder approval of a range of ratios, as opposed to approval of a single specified exchange ratio, provides the Board with sufficient flexibility to achieve the purpose (as discussed below) of the Reverse Split and, therefore, is in the best interests of the Company and its stockholders.  The actual timing for implementation of the Reverse Split, if effected at all, would be determined by the Board based on upon its evaluation as to if and when the Reverse Split would best achieve its purpose.  In this regard, the Board reserves the right, even after stockholder approval, to forgo or postpone the filing of the Reverse Split amendment to the Company’s Fifth Restated Certificate of Incorporation.  Notwithstanding stockholder approval of this proposal, the Board also would have the discretion to abandon and not effect the Reverse Split.

The text of the form of amendment to the Company’s Fifth Restated Certificate of Incorporation that would be filed with the Secretary of State of the State of Delaware to effect the Reverse Split is set forth in Appendix B to this Proxy Statement; provided, however, that such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board deems necessary and advisable to effect the Reverse Split.  If stockholders approve this proposal and, following such approval, the Board determines it is in the best interests of the Company and stockholders to implement the Reverse Split, we will publicly announce that the Reverse Split has occurred.

Purpose of the Proposed Amendment

The primary purpose of the Reverse Split would be to increase the per-share market price of the Common Stock in order to maintain listing on The NASDAQ Stock Market’s National Market.  NASDAQ requires that, as a condition to the continued listing of a company’s securities on the NASDAQ National Market, the company must satisfy certain requirements, including maintaining a minimum bid price equal to or greater than $1.00 per share.  A company’s failure to meet this minimum bid requirement for 30 consecutive trading days normally results in delisting proceedings, unless the company can demonstrate compliance with the minimum bid requirement for at least ten consecutive trading days during a 180-calendar day grace period that immediately follows the initial 30 trading day period of non-compliance.  During this grace period, a company regains compliance if its minimum bid closes at or above $1.00 for 10 consecutive trading days.  It is possible, but not assured, that NASDAQ might grant a company one or more additional grace periods to regain compliance, during which time the company must continue to meet all other NASDAQ continuing listing requirements.

On May     , 2005, the closing minimum bid price for the Common Stock was $     .  The Common Stock traded below $1.00 between April 15, 2005 and      , 2005.  Even if the minimum bid price for the Common Stock is less than $1.00 for 30 consecutive trading days, the Company’s anticipates that NASDAQ will afford it the 180-calendar day grace period discussed above.  However, in the event that the Common Stock fails to satisfy NASDAQ’s minimum bid requirement in the near future, the Company is seeking stockholder approval for the Reverse Split at the Meeting in order to avoid the effort and expense of holding a special stockholders’ meeting.  The Board believes that, if the Reverse Split is approved by stockholders, and the Board determines to implement the Reverse Split, there is a greater likelihood that the minimum bid price for the Common Stock will be maintained at a level over $1.00 per share after the initial increase in share price above $1.00 upon implementing the Reverse Split.

The Board believes that delisting of the Common Stock from the NASDAQ National Market could have several negative consequences to the Company and its stockholders.  Delisting from the National Market would trigger an obligation for the Company to repurchase the Company’s $125 million in 6% Convertible Notes due 2034, which are convertible into Common Stock.  The indenture for these Notes states that failure of the Common Stock to be listed on the NASDAQ National Market or the New York Stock Exchange triggers an obligation for the Company to repurchase the Notes at 100% of their principal amount plus any accrued and unpaid damages and any liquidated damages.  Repurchase of the Notes on these terms would negatively impact the Company’s financial condition.

The Board believes that delisting of the Common Stock from the NASDAQ National Market also could adversely impact the Company’s ability to attract the interest of investors and to maximize stockholder value.  In addition, the Board believes that any delisting may result in decreased liquidity for the holders of outstanding shares of the Company’s Common Stock.  While these concerns could be alleviated if the Common Stock is transferred from the National Market to the NASDAQ SmallCap Market, such a transfer would still trigger a repurchase obligation with respect to the 6% Convertible Notes.

If the Company’s stockholders do not approve this proposal, the Common Stock could face delisting from the National Market, which would trigger the Company’s obligation to repurchase the Notes and could adversely impact the Company’s ability to attract the interest of investors and to maximize stockholder value.

The Company is not requesting approval of the Reverse Split in connection with a “going-private” transaction.  There is no plan or contemplated plan by the Company to take itself private at the date of this proxy statement.

Reservation of Rights

The Board reserves the right to abandon the proposed amendment to the Company’s Fifth Restated Certificate of Incorporation and the Reverse Split without further action by the stockholders at any time before the effective date of any Certificate of Amendment filed with the Secretary of State of the State of Delaware, notwithstanding authorization by the Company’s stockholders of the proposed amendment to effect the Reverse Split.

Effects of the Reverse Split

Effect on Authorized and Outstanding Shares

The Reverse Split, if effected at all, will impact all issued and outstanding shares of Common Stock and outstanding rights to acquire Common Stock.  The number of authorized shares of Common Stock will not change as a result of the Reverse Split.  However, upon the effectiveness of the Reverse Split, the number of authorized shares of Common Stock that are not issued or outstanding would increase due to the reduction in the number of shares issued and outstanding based on the Reverse Split ratio selected by the Board of Directors. The Company is currently authorized to issue a maximum of 130,000,000 shares of Common Stock.  As of April 28, 2005, there were 71,994,011 shares of Common Stock issued and outstanding or reserved for issuance upon conversion of certain convertible securities and the exercise of outstanding stock options.  We will continue to have 5,000,000 authorized shares of preferred stock, none of which are issued at this time. The following table depicts the potential effects of the Reverse Split, assuming certain exchange ratios within the one-for-two to one-for-ten range, upon the number of shares of Common Stock issued and outstanding, the number of shares of Common Stock reserved for future issuance and the number of authorized but unissued shares of Common Stock, all as of April 28, 2005.  If this proposal is approved by stockholders and the Board determines to effect the Reverse Split, the Board will determine the exact exchange ratio of the Reverse Split.

Reverse Split	Common Stock Outstanding (1)	Shares Reserved for Issuance (2)	Shares Authorized for Issuance (3)	Shares Available for Future Issuance (4)

Before Split	48,984,810	23,009,201	130,000,000	58,005,989
1-for-2	24,492,405	11,504,601	130,000,000	94,002,994
1-for-3	16,328,270	7,669,734	130,000,000	106,001,996
1-for-4	12,246,203	5,752,300	130,000,000	112,001,497
1-for-5	9,796,962	4,601,840	130,000,000	115,601,198
1-for-6	8,164,135	3,834,867	130,000,000	118,000,998
1-for-7	6,997,830	3,287,029	130,000,000	119,715,141
1-for-8	6,123,101	2,876,150	130,000,000	121,000,749
1-for-9	5,442,757	2,556,578	130,000,000	122,000,665
1-for-10	4,898,481	2,300,920	130,000,000	122,800,599

(1)                                  Except for the “Before Split” row, represents the total number of shares of Common Stock issued and outstanding after the Reverse Split, but without giving effect to any shares issued after rounding up fractional shares.

(2)                                  Represents the total number of shares of Common Stock reserved for issuance upon conversion of the 6% Convertible Notes due 2034, the conversion of convertible notes issued or committed to be issued in connection with the Company’s refinancing announced in February 2005 and exercise of outstanding options and other rights agreements, but without giving effect to any shares issued after rounding up fractional shares.

(3)                                  Represents the total number of shares of Common Stock authorized for issuance as of April 28, 2005.

(4)                                  Represents the total number of shares of Common Stock available after giving effect to the Reverse Split, but without giving effect to any shares issued after rounding up fractional shares.

Effect on Fractional Stockholders

The Company will not issue fractional shares in connection with the Reverse Split, if effected at all.  In order to avoid the expense and inconvenience of issuing and transferring fractional shares of the Company’s Common Stock to stockholders who would otherwise be entitled to receive fractional shares of Common Stock following the Reverse Split, any fractional shares that result from the Reverse Split will be rounded up to the next whole share.  No voting, dividend or other rights, except as described above, will be received with respect to such fractional share interests.

Effect on Outstanding Options and Convertible Notes

Upon the Reverse Split, all outstanding stock options and notes convertible into Common Stock will be adjusted to reflect the Reverse Split.  With respect to outstanding options to purchase Common Stock, the number of shares of Common Stock that such holders may purchase upon exercise of such options will decrease, and the exercise prices of such options will increase, in proportion to the fraction by which the number of shares of Common Stock underlying such options are reduced as a result of the Reverse Split.  Also, the number of shares reserved for issuance under the Company’s existing stock option and equity incentive plans would be reduced proportionally based on the ratio of the Reverse Split.  The number of shares of Common Stock issuable upon conversion of the 6% Convertible Notes due 2034 and the convertible notes issued or to be issued in connection with the Company’s refinancing announced in February 2005 will also be adjusted proportionally to reflect the Reverse Split.

Effect on Beneficial Stockholders

Upon the Reverse Split, we intend to treat stockholders holding Common Stock in “street name,” through a bank, broker or other nominee, in the same manner as stockholders whose shares are registered in their names.  Banks, brokers or other nominees will be instructed to implement the Reverse Split for their beneficial holders holding Common Stock in “street name.”  However, these banks, brokers or other nominees may have different procedures for processing the Reverse Split than followed by the Company for registered stockholders.  If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Effect on Registered Stockholders Holding Certificates

Registered stockholders will receive a transmittal letter from the Company’s transfer agent as soon as practicable after the effective date of the Reverse Split. The letter of transmittal will contain instructions on how to surrender certificate(s) representing your pre-Reverse Split shares to the transfer agent.  Stockholders should not send in certificates until they receive a transmittal form from the Company’s transfer agent.  Upon receipt of your stock certificate, you will be issued a new certificate for the appropriate number of shares.

No new shares will be issued to you until you surrender your outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent.

Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

Effect on the Company’s Rights Agreement

The Company adopted a stockholder rights agreement as of January 27, 1999, whereby the Company declared a dividend distribution of one right to purchase fractions of shares in the Company’s Series B Junior Participating Preferred Stock (a “Right”) for each share of Common Stock outstanding as of January 29, 1999.  Each share of Common Stock outstanding on the effective date of the Reverse Split will have the same number of Rights associated with it as were associated with one share of Common Stock immediately prior to the Reverse Split.  The exercise price associated with each Right, however, shall be adjusted so that the exercise price after the effective date of the Reverse Split shall equal the result obtained by multiplying the exercise price in effect immediately prior to the Reverse Split by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to the Reverse Split and the denominator of which shall be the total number of shares of Common Stock outstanding immediately after the Reverse Split.

Risks Associated with the Reverse Split

The Board of Directors intends to implement the Reverse Split only if it believes that a decrease in the number of shares outstanding is likely to improve the market price of the Common Stock, thereby improving the likelihood that the Company will be allowed to maintain its listing on the National Market.  However, there can be no assurance that (1) approval and implementation of the Reverse Split will succeed in achieving and maintaining the closing bid price of the Common Stock above $1.00 per share, (2) even if the National Market’s closing minimum bid price maintenance standard were immediately satisfied, the Company would be able to meet its other quantitative continued listing criteria, or (3) the Common Stock would not later be delisted by the National Market, for any of a variety of reasons, including maintenance of the minimum bid price requirement.

While the Board believes that a higher stock price may help generate investor interest, there can be no assurance that the Reverse Split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. In addition, other factors such as the extent of analyst coverage may impact both institutional awareness of and interest in the Company. As a result, the trading liquidity of the Common Stock may not necessarily improve.

If the Reverse Split is implemented and the market price of the Common Stock declines, the percentage decline may be greater than would occur in the absence of the Reverse Split. The market price of the Common Stock will, however, also be based on the Company’s economic performance and other factors, which are unrelated to the number of shares of Common Stock outstanding. Furthermore, the reduced number of shares that would be outstanding after the Reverse Split could adversely impact the liquidity of the Common Stock.

Procedure for Implementing the Reverse Split and Exchange of Stock Certificates

If stockholders approve the proposal to authorize the Board to amend the Company’s Fifth Restated Articles of Incorporation to implement the Reverse Split, the Board will implement the Reverse Split, if at all, before the Company’s 2006 Annual Meeting by filing a Certificate of Amendment with the Secretary of State of the State of Delaware. The Reverse Split will become effective on the date of filing the Certificate of Amendment, which is referred to as the “effective date.” The Company will at that time announce its intention to effect the Reverse Split, and the actual ratio to be applied.  Beginning on the effective date, each certificate representing pre-Reverse Split shares will be deemed for all corporate purposes to evidence ownership of post-Reverse Split shares. The text of the

Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board of Directors deems necessary and advisable to implement the Reverse Split.

No Dissenters Rights

In connection with the approval of the Reverse Split, the Company’s stockholders will not have a right to dissent and obtain payment for their shares under Delaware law or the Company’s Fifth Restated Certificate of Incorporation or By-laws.

Material U.S. Federal Income Tax Consequences of the Reverse Split to U.S. Stockholders

The following is a general discussion of the material U.S. federal income tax consequences of the Reverse Split to U.S. holders (as defined below).  This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations and administrative and judicial interpretations thereof all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.  This discussion addresses only persons that hold shares of Common Stock as a capital asset (generally, property held for investment) and does not address all aspects of U.S. federal income taxation that may be relevant in light of a particular U.S. holder’s special tax status or situation.  In particular, this discussion does not address the tax consequences to non-U.S. holders, dealers in securities, banks or other financial institutions, insurance companies, tax-exempt organizations, partnerships or other pass-through entities, investors that hold shares of the Company’s Common Stock as part of a hedge, straddle or conversion transaction, persons treated as expatriates, foreign corporations treated as domestic corporations pursuant to Section 7874 of the Code, and stockholders who acquired shares of the Company’s Common Stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan.  In addition, this discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.  No opinion of counsel or ruling from the Internal Revenue Service concerning the tax consequences of the Reverse Split has been or will be sought.

For purposes of this discussion, a “U.S. holder” is any individual, corporation, estate or trust that is a holder of the Company’s Common Stock and that is, for United States federal income tax purposes:

•                  an individual citizen or resident of the United States;

•                  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•                  an estate whose income is subject to U. S. federal income tax regardless of its source; or

•                  a trust (a) if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (b) which has a valid election in place to be treated as a U.S. person.

You should consult your tax advisor in determining the tax consequences of the Reverse Split, including the application of U.S. federal income tax considerations, as well as the application of state, local, foreign and other tax laws.

The proposed Reverse Split is intended to qualify as a reorganization within the meaning of Section 368 of the Code.  Assuming the Reverse Split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the Reverse Split.  Although the issue is not free from doubt, receipt of an additional share of common stock received in lieu of the receipt of a fractional share should be treated in the same manner and a stockholder should not recognize any gain or loss.  It is possible, however, that the IRS will disagree with this position and that the receipt of an additional share could be taxable as a dividend.

A stockholder’s aggregate basis in its post-Reverse Split shares of Common Stock will equal its aggregate basis in the pre-Reverse Split shares of Common Stock.  Generally, the aggregate basis will be allocated among the post-Reverse Split shares on a pro rata basis.  The holding period of the post-Reverse Split shares will generally include the stockholder’s holding period for the shares of pre-Reverse Split Common Stock.

The discussion set forth above is included for general information purposes only and may not be applicable to you depending on your particular situation.  You should consult the your tax advisors regarding the tax consequences of the merger including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

Accounting Matters

The $0.02 par value of the Company’s Common Stock will not change as the result of the Reverse Split.  However, the Common Stock as designated on our balance sheet would be reduced proportionately based on the Reverse Split ratio selected by the Board, and the additional paid-in capital account will be credited with the amount by which the Common Stock is reduced.  Additionally, net loss per share would increase proportionately as a result of the Reverse Split since there will be a lower number of shares outstanding.  We do not anticipate any material accounting consequence would arise as a result of the Reverse Split.

Vote Required

Approval of this proposal requires the affirmative vote of at least a majority of the shares issued and outstanding on the Record Date.

The Board of Directors unanimously recommends that stockholders vote FOR authorizing the Company’s Board of Directors to amend the Company’s Fifth Restated Certificate of Incorporation to implement a reverse stock split of the Company’s Common Stock within a range of one-for-two to one-for-ten.  Proxies will be voted FOR this item unless otherwise directed.

PROPOSAL THREE: RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected KPMG LLP, Independent Registered Public Accountants, as the Company’s independent auditors for the fiscal year ending December 31, 2005, and as a matter of good corporate governance, the Company is submitting their selection to a stockholder vote.  In the event that the Audit Committee’s selection of auditors is not ratified by a majority of the shares of Common Stock voting thereon, the Audit Committee will review its future selection of auditors.  Pursuant to the Sarbanes-Oxley Act of 2002, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s outside auditor and may determine to change the firm selected to be auditors at such time and based on such factors as it determines to be appropriate.

A representative of KPMG LLP is expected to attend the Meeting and will have the opportunity to make a statement and/or respond to appropriate questions from stockholders present at the Meeting.

Disclosure of Auditor Fees

In 2003, the Audit Committee adopted a policy that, beginning in fiscal year 2004, the aggregate fees paid to the Company’s independent auditor for non-audit services shall not exceed the aggregate fees paid for audit and related services (including audit fees, audit-related fees and tax compliance and preparation fees) in any fiscal year.  The following is a description of the audit, audit-related and non-audit fees billed to the Company by KPMG for the years ended December 31, 2003 and 2004:

Audit Fees: Fees for audit services billed by KPMG to the Company in connection with KPMG’s audit of the Company’s annual financial statements for the year ended December 31, 2004 and KPMG’s review of the Company’s interim financial statements included in its quarterly reports on Forms 10-Q during that year, including requirements of Sarbanes Oxley Section 404, were approximately $1.2 million.  For the year ended December 31, 2003, such fees were $213,200.

Audit-related fees: Fees for audit-related services, as defined by the SEC, consisting mainly of an audit of the Company’s 401K plan, and accounting consultation, were approximately $67,500 for the year ended December 31, 2004.  Fees for audit-related services, consisting mainly of an employee benefit plan audit and accounting consultation, were approximately $45,750 for the year ended December 31, 2003.

Tax fees: Tax services for 2004 consisted of tax compliance and return preparation services and tax consulting related primarily to other general consultation.  Tax fees were approximately $229,300 for the year ended December 31, 2004, of which approximately $201,500 related to services on tax compliance matters and preparation of returns.  For the year ended December 31, 2003, tax fees were approximately $291,250, of which approximately $119,360 related to services on tax compliance matters and preparation of returns.

All Other Fees: No fees were billed to the Company by KPMG during the year ended December 31, 2004 and December 31, 2003 for services other than those described above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE RATIFICATION OF THE SELECTION OF KPMG LLP AS AUDITORS.  PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THIS PROPOSAL UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

EXECUTIVE OFFICERS

The following table sets forth the name, age as of April 28, 2005, and position of each executive officer of the Company:

Name	Age	Position	Director Since

Kerry B. Skeen	52	Chairman of the Board of Directors, Chief Executive Officer	1991
Thomas J. Moore	48	President, Chief Operating Officer and Director	1997
Richard J. Surratt	44	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary	1999
William E. Brown	42	Senior Vice President – Maintenance and Operations	2003
Eric I. Nordling	40	Senior Vice President – Marketing	2003
Richard J. Kennedy	50	Vice President, General Counsel and Secretary	1996
David W. Asai	49	Vice President – Controller and Assistant Secretary	1998

Background of Executive Officers

The following is a brief account of the business experience of each of the executive officers of the Company other than Messrs. Skeen and Moore, each of whose background is described above.  There are no family relationships or special understandings pursuant to which such persons have been appointed as executive officers of the Company.

Richard J. Surratt.  Mr. Surratt has served as Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary since December 2001 and served as Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary from December 1999 to December 2001.  From 1990 until joining the Company Mr. Surratt was with Mobil Corporation.  During that time he held a number of executive management positions in corporate fmance, accounting and new business development.  From April 1998 to December 1999, he was Director in the Mergers and Acquisitions Group, functioning as the lead finance member for that team.  Prior to that position he served as Treasurer of Latin America for the company.  In addition to his experience at Mobil, he also spent six years in various management and engineering positions with Advanced Marine Enterprises.  Mr. Surratt is a Certified Public Accountant.

William E. Brown.  As Senior Vice President of Maintenance and Operations, Mr. Brown is responsible for all elements of flight operations, maintenance, labor relations and purchasing.  He joined the Company in July 2003.  He has 19 years of experience in the airline industry, spending four years with Midwest Airlines as Vice President of Maintenance and Engineering from October 1999 to January 2003 and 13 years with American Airlines from September 1986 to September 1999 in various maintenance management positions, with his last position being Product Manager from February 1997 to September 1999.  In addition to his management experience, he is also a multi-engine rated pilot and holds an airframe and power plant license.

Eric I. Nordling.  Mr. Nordling has served as Senior Vice President, Marketing since September 2003.  Mr. Nordling has been with the Company since 1997 and previously held the positions of Vice President of Corporate Planning from December 2000 to August 2003 and Vice President of Market Planning from May 1997 to November 2000.  Prior to 2001, during the period in which the Company was responsible for its own route selection, aircraft scheduling, pricing and revenue management, he was in charge of those functions for the Company as the Vice President of Market Planning.  He has 18 years experience in the airline industry, holding a variety of positions in the areas of marketing, planning and maintenance.  Before coming to the Company, he spent two years with Delta Air Lines, where he served as Manager of Pricing and Revenue Management for the company’s western U.S. operations.  From 1994 to 1995, he was director of revenue management for MarkAir in Anchorage Alaska.  From 1986 to 1992, Mr. Nordling held a variety of positions with United Airlines at their world headquarters outside Chicago and their maintenance operations base in San Francisco.

Richard J. Kennedy.  Mr. Kennedy has served as General Counsel and Secretary since May 1996 and was named Vice President in November 1997.  From October 1991 until joining the Company in May 1996, he was with British Aerospace Holdings, Inc., where he served in various capacities with duties that included contract negotiation, aircraft finance, and financial restructuring.  Previously he was a private attorney in Washington, D.C. for over ten years.

David W. Asai.  Mr. Asai has served as Vice President, Controller and Assistant Secretary since January 1998.  From December 1994 until that time, he served as Vice President, Controller and Chief Accounting Officer at Reno Air, Inc.  From July 1992 to November 1994, Mr. Asai was Vice President - Finance and Chief Financial Officer of Spirit Airlines, Inc.  From 1981 to June 1992, Mr. Asai was employed by Midway Airlines, Inc. in various capacities, including Director of Financial Planning and Analysis.  Mr. Asai is a Certified Public Accountant.

EXECUTIVE COMPENSATION

Report of the Compensation Committee on Executive Compensation

Compensation for Messrs. Skeen, Moore, Surratt, Brown, and Nordling (the “Senior Executive Officers”) consists primarily of base salary, bonus, stock-based awards and participation in a deferred compensation program.  The Compensation Committee historically has maintained a policy of using primarily operational and financial performance criteria, along with other discretionary factors, as a basis for setting the overall compensation of its executive officers.  Commencing in 2004 and into 2005, the Committee emphasized the need to contain the level of salaries and bonuses to conserve cash during the Company’s transition to and start up of operations as Independence Air, the limitation of performance-based enhancements prior to the success of the new business strategy, and the use of option grants to match compensation to the Company’s performance.  The Committee also evaluated its deferred compensation commitments as well as the effect of out-of-the-money options.  The Compensation Committee utilized two outside consulting firms to review and advise the Committee; one to consider executive compensation practices generally and the second to consider specific issues arising in connection with the Company’s financial restructuring.  In 2005, adjustments were made to compensation as part of the Company’s restructuring efforts, as discussed below.

Base Pay.  The Company has historically entered into agreements with its executive officers setting forth their duties (including nonsolicitation, non-competition, and confidentiality covenants), specifying their base salary, providing for other elements of compensation that may be calculated as a percentage of base salary and providing for severance compensation that is a multiple of base salary and of other compensation, based on the Company’s analysis of competitive market terms. As part of the Company’s restructuring efforts, and in connection with sacrifices being made by other employees and with concessions made by various creditors, Mr. Skeen accepted a permanent 15% reduction in his base pay, and Mr. Moore and Mr. Surratt each accepted a 10% reduction in their base pay, effective April 1, 2005.  As a result, commencing in April 2005, Mr. Skeen’s base salary is $369,750 per year, Mr. Moore’s is $247,500 and Mr. Surratt’s is $193,500.  Each of these reductions affect not only the executives’ base salaries, but as well other benefits that are calculated as a multiple or percentage of base salary.  Previously, these senior executives had agreed to interim 10% reductions in base pay at various times following the terrorist attacks to reflect financial issues being faced by the Company, with the last such reduction in effect from April 2003 to April 2004.  Mr. Brown’s base pay was increased effective April 2004 to reflect market rates following an executive compensation study.  Mr. Nordling did not accept a salary increase offered to him in July 2004, and his base pay remains the rate that has been in effect since he was promoted to his current position in September 2003.  Except to reflect promotions, the overall base pay for the senior executives is below the levels that existed prior to the September 2001 terrorist attacks.

Annual Bonus.  Senior Executive Officers participate with all other management employees in the Company’s Senior Management Incentive Plan (“SMIP”), under which they may receive a percentage of their salary as bonus, and in the Management Incentive Plan (“MIP”), which provides for bonus compensation based on the attainment of specified targets.  No bonuses were earned by the senior executives during 2004.  As shown in Note 1 to the Summary Compensation Table following this Report, total annual current compensation in the form of salary and  bonus under MIP and SMIP has declined in each of the past three years.

In January 2004, the Committee considered the Company’s bonus plans in light of the transition to Independence Air.  The Company established bonus plan targets based on profitability but anticipated that those targets would not be met for 2004 due to losses that the Company had stated it anticipated incurring in connection with the commencement of Independence Air operations.  The Committee nevertheless recognized the need to provide incentive compensation to employees upon a successful transition, and determined that a successful transition could best be measured by the Company’s return to profitability.  Thereore, in April 2004, the Committee established a one-time program known as the “First Profit” incentive program.  This program provides incentive compensation that is payable following the Company’s achievement of operating profit for a calendar month.  The program is available to all employees who were with the Company during 2004 and who remain with the Company at the time of payout.  The First Profit program includes certain targets for executives participating in SMIP in lieu of a separate SMIP plan.  Payments under this program are phased down if the Company does not achieve profitability by specified months in 2005.

Long-Term Compensation.  The Committee relies upon grants of stock options to align the interests of management with those of the Company’s stockholders.  Stock options are granted with an exercise price equal to the market price of the Company’s common stock on the date the options are granted.  Options generally vest in equal annual installments over four years, subject to acceleration upon certain events.  The Committee determines the number of options to be granted based upon its subjective consideration of historical grant practices, relative exercise price of prior stock option grants, anticipated responsibilities and projects for the executives, the options’ role in the executives’ overall compensation package, and in certain cases minimum grant provisions specified in employment agreements.  Based on the foregoing factors, in 2004 the Committee determined to grant options at levels that were lower relative to 2003 grants.

In March 2005 the Committee reviewed the extent to which options previously granted to Mssrs. Skeen, Moore and Surratt were above the Company’s stock price.  These three executives agreed to terminate all stock options that had previously been granted to them, whether vested or not, for which the exercise price exceed $9.00 per share.  This resulted in 2,316,352 options being cancelled and returned to the Company.

Deferred Compensation and Other Benefits.  Pursuant to employment agreements with its executives, the Company had committed to maintain a deferred compensation program under which the Company annually accrued a deferred compensation obligation established as a percentage of the officer’s contractually established salary (without regard to the voluntary salary reductions), up to 100% in the case of Messrs. Skeen and Moore.  The value of these benefits has been reflected in the value of split-dollar life insurance contracts held by the executives, for which the Company paid the premiums.  Following an extensive review of the deferred compensation program, including the cash commitments by the Company to the program and including changes in tax laws, in March 2005 the Committee and Messrs. Skeen, Moore and Surratt agreed to discontinue this senior executive deferred compensation and related life insurance program.  Each of the three executives have agreed with the Company to waive and terminate their rights to future deferred compensation accruals under their employment agreements and to release the Company from its obligation to pay future premiums due under the related life insurance policies.   As a result of these changes, effective immediately with respect to Messrs. Skeen and Moore and effective as of January 1, 2008 with respect to Mr. Surratt, the Company will not be obligated to make any further deferred compensation accruals or to fund any further premiums on the related split dollar life insurance policies.  This results in a cash savings to the Company as compared to previous contractual commitments of $710,000 that would have been payable by the Company in 2006, $710,000 in 2007, and $871,250 in 2008.  In addition to reducing the Company’s compensation expenses, elimination of the deferred compensation contributions reduces the value of other benefits that are based on the deferred compensation program.  In addition, the Company and these executives will terminate and settle the existing arrangements as of May 1, 2005 in the case of Mr. Skeen and in the case of Messrs. Moore and Surratt, on the dates when they are credited with nine years of service and fully vest under the arrangements (January 1, 2006 and January 1, 2008, respectively).  Upon termination of the deferred compensation arrangements, the Company will offset its obligation to pay the deferred compensation amounts against the executives’ obligation to pay the Company an amount equal to the premiums that were paid on the executives’ insurance policies.  The Company’s offset of its interest in the insurance policies will satisfy in full its obligations to provide deferred compensation to the senior executives.

Senior Executive Officers also receive other benefits, including flight benefits for their families on the Company’s  flights, payments for certain health or medical insurance premiums and/or uncovered medical expenses  and tax planning assistance and tax gross-up of certain benefits.

CEO Compensation.  Mr. Skeen’s compensation for 2004 consisted primarily of base salary, deferred compensation, option grants totaling 200,000 shares, and accrual for retirement benefits.  Mr. Skeen did not receive any bonus for 2004.  The Compensation Committee annually reviews Mr. Skeen’s salary and pursuant to his employment agreement may increase his salary.  From April 2003 until April 2004, Mr. Skeen’s salary had been temporarily reduced by 10% from $435,000 as part of the Company’s prior cost-cutting efforts.  The most recent adjustment to his base pay was a 15% reduction to $369,750 effective April 1, 2005 to reflect the Company’s restructuring efforts.  The 200,000 stock options granted to him were contractual options pursuant to his employment agreement.

Deductibility of Compensation.  Section 162(m) of the Internal Revenue Code disallows corporate tax deductions for compensation in excess of $1 million paid to each of the five highest paid officers of the Company unless such compensation is deemed performance related within the meaning of Section 162(m).  Stock options granted to Senior Executive Officers under the Company’s plans are designed so that compensation realized by the executives can qualify as “performance based compensation” which is not subject to Section 162(m).  Likewise, the Compensation Committee has in the past designed the SMIP and MIP bonus programs so that they would qualify as “performance based compensation.”  However, in order to maintain flexibility in motivating and compensating Company executives, the Compensation Committee has not adopted a policy that all compensation will qualify as

“performance based compensation.” Based upon the level and form of compensation paid the Senior Executive Officers in 2004, Section 162(m) is not expected to impact the deductibility of that compensation.

Compensation Committee
C. (Maury) Devine Chairperson
Robert E. Buchanan
Susan M Coughlin

Summary Compensation Table

The following table sets forth information regarding the compensation of the Company’s Chief Executive Officer, the Company’s four other most highly compensated executive officers serving as executive officers at December 31, 2004.  Bonus amounts reflect amounts earned for the specified year regardless of when paid.

					Long Term Compensation Awards
Name and Current Position	Year	Annual Compensation			Securities Underlying Options(3)	All Other Compensation(4)
		Salary	Bonus(1)	Other Annual Compensation(2)
Kerry B. Skeen	2004	$421,950	$—	$93,275	200,000	$435,000
Chairman of the Board	2003	403,212	267,128	34,872	270,000	435,000
and Chief Executive Officer	2002	400,535	434,408	34,638	200,000	456,700

Thomas J. Moore	2004	266,750	—	14,615	100,000	275,000
President and Chief	2003	254,904	137,011	16,427	137,000	275,000
Operating Officer	2002	253,312	219,315	19,294	100,000	247,500

Richard J. Surratt	2004	208,550	—	8,663	75,000	161,250
Executive Vice President,	2003	199,289	107,118	9,934	129,000	161,250
Chief Financial Officer and Treasurer	2002	197,758	171,306	8,751	75,000	146,250

William E. Brown (5)	2004	167,308	—	28,769	25,000	—
Senior Vice President Maintenance & Operations	2003	75,757	31,010	1,454	35,000	—

Eric I. Nordling (6)	2004	150,000	—	2,932	25,000	—
Senior Vice President Marketing	2003	121,154	47,233	—	50,000	—

(1)           The chart below summarizes and compares the annual cash compensation in 2002, 2003 and 2004, based on the sum of each officer’s annual salary and bonus.  Mr. Brown joined the Company in July 2003.

Name	Year	Aggregate of Annual Salary and Bonus

Kerry B. Skeen	2004	$421,950
	2003	$670,340
	2002	$869,581

Thomas J. Moore	2004	$266,750
	2003	$391,915
	2002	$491,921

Richard J. Surratt	2004	$208,550
	2003	$306,407
	2002	$377,815

William E. Brown	2004	$167,308
	2003	$106,767
	(July to December)

Eric I. Nordling	2004	$150,000
	2003	$171,387

(2)           Represents amounts reimbursed during each year for the payment of taxes in order to make the named executive officers whole for medical and life insurance, financial planning assistance, long-term disability coverage and, for Mr. Skeen only, costs associated with an automobile.  Also includes perquisites where the dollar value of these personal benefits in each reported year exceeded the lesser of $50,000 or ten percent of each executive officer’s salary and bonus amounts.

(3)           On March 15, 2005, Messrs. Skeen, Moore and Surratt voluntarily forfeited the options shown in this table that were granted to them in 2003 and 2002.

(4)           The amounts reported for 2004 represent accruals by the Company to deferred compensation accounts for each of the named executive officers pursuant to employment agreements with each covered executive.  Deferred compensation benefits are applied to indirectly finance an insurance policy for each executive’s benefit.

(5)           Mr. Brown joined the Company in July 2003 as Senior Vice President of Maintenance and Operations.

(6)           Mr. Nordling was promoted to Senior Vice President, Marketing and became an executive officer in September 2003.

Option Grants in Last Fiscal Year

The following table sets forth information regarding grants of stock options by the Company to the individuals named in the Summary Compensation Table above during the fiscal year ended December 31, 2004.

Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employee in Fiscal Year	Exercise Price(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation(3)
					5%	10%

Kerry B. Skeen	200,000	20.30%	$3.67	July 31, 2014	$461,609	$1,169,807
Thomas J. Moore	100,000	10.15%	3.67	July 31, 2014	230,804	584,903
Richard J. Surratt	75,000	7.61%	3.67	July 31, 2014	173,103	438,678
William E. Brown	25,000	2.54%	3.67	July 31, 2014	57,701	146,226
Eric I. Nordling	25,000	2.54%	3.67	July 31, 2014	57,701	146,226

(1)           Options vest in equal portions over a four-year period and become fully exercisable upon a change in control.

(2)           Exercise Price equals the closing market price per share of the Company’s Common Stock on the day prior to the date of grant.

(3)           Assumed value at the end of ten-year period pursuant to SEC-prescribed calculations.  These amounts do not reflect Company predictions of future stock price appreciation, option holding periods or amounts that may actually be realized by the named executives, which may in each case be higher or lower than presented.

Aggregate Option Exercises in 2004 and Option Values at December 31, 2004

The following table provides information regarding the exercise of options during the year ended December 31, 2004 and the number and value of unexercised options held at December 31, 2004 by the individuals named in the Summary Compensation Table above.

			Number of Securities Underlying		Value of Unexercised
Name	Shares Acquired on Exercise(1)	Value Realized(1)	Unexecercised Options at FY-End (2)		In-the-Money Options at FY-End(3)
			Exercisable	Unexercisable	Exercisable	Unexercisable

Kerry B. Skeen	—	$—	878,219	584,967	$—	$—
Thomas J. Moore (3)	—	—	573,723	252,750	—	—
Richard J. Surratt	—	—	286,265	239,756	—	—
William E. Brown	—	—	8,750	51,250	—	—
Eric I. Nording	—	—	110,320	75,000	—	—

(1)           None of the individuals named in the table exercised any options during 2004.

(2)           On March 15, 2005, Messrs. Skeen, Moore and Surratt voluntarily forfeited 2,316,352 options, which were cancelled and returned to the Company.

(3)           Based upon a market value of the Common Stock of $1.77 per share as of December 31, 2004.

Employment Agreements

Agreements between the Company and each of its senior executive officers establish minimum base salaries and other compensation and benefits, including benefits in the event of a change in control.  In March 2005, these senior executive officers agreed to cuts in base pay.  In addition, in order to promote the Company’s efforts to reduce its costs on both a cash and accounting basis, the Company and the senior executive officers also agreed to certain modifications to their agreements to defer or reduce certain compensation and benefits.

Under an agreement between the Company and Kerry B. Skeen (the “Skeen Agreement”), which was amended and restated effective as of March 15, 2005, the Company has agreed to employ Mr. Skeen as Chief Executive Officer through May 31, 2006, subject to automatic extensions unless terminated.  The Skeen Agreement provides for a minimum annual base salary of $369,750, which amount may be increased from time to time by the Board’s Compensation Committee.  This base salary was reduced from $435,000 effective as of April 1, 2005.  Prior to being amended and restated as of March 15, 2005, the Skeen Agreement  provided for a deferred compensation accrual at a rate of 100% of the annual base salary throughout the term of Mr. Skeen’s employment under the agreement, with benefits under the deferred compensation arrangement being applied to indirectly finance an insurance policy issued in the name of and held by Mr. Skeen.  Mr. Skeen became fully vested in the deferred compensation arrangement on January 1, 2005.  In March 2005, Mr. Skeen and the Company agreed to amend the Skeen Agreement to (i) terminate the Company’s obligation to make on-going deferred compensation accruals and related insurance premium payments, and (ii) effective as of May 1, 2005, release the Company’s interest in the insurance policy in full satisfaction of its deferred compensation obligations to Skeen.  In addition, under his agreement, Mr. Skeen was entitled to a deferred compensation tax gross-up payment that the Company was obligated to pay to him in May 2005.  In order to save the Company cash, in March 2005 Mr. Skeen agreed  that the Company would pay only 50% of the tax gross-up on May 1, 2005 and will pay the other 50% on May 1, 2006 (or earlier upon a change in control of the Company or upon his termination of employment by the Company without cause or by Skeen for good reason).  The Skeen Agreement also provides that Mr. Skeen shall participate in any bonus plan provided to executive officers generally and in employee benefit and medical plans and other arrangements as the Compensation Committee shall determine.  In addition, the Skeen Agreement provides that Mr. Skeen shall be granted options covering a minimum of 200,000 shares per year.  Pursuant to the amended and restated Skeen Agreement, Skeen has agreed to forfeit options to purchase 1,263,186 shares of Company stock.

Under the Skeen Agreement, if Mr. Skeen’s employment is terminated by the Company without cause, or if he terminates his own employment with good reason (including any termination by the Company or by Mr. Skeen within twenty-four months after a change in control), or upon Mr. Skeen’s death or disability, then: (1) all of Mr. Skeen’s options become immediately exercisable; (2) he is paid any year-to-date bonus plus three times his target bonus; and (3) he is paid his full base salary and certain insurance benefits for 36 months.  Upon a change in control of the Company, as defined in the Skeen Agreement, Mr. Skeen would receive the amounts and benefits of his severance compensation whether or not his employment is terminated, and certain insurance and other benefits would be extended.  The March 2005 amendment to the Skeen Agreement reduced the amount the Company would be obligated to pay under the foregoing situations by reducing the amount of Mr. Skeen’s salary that would be used in calculating the benefits and by eliminating the Company’s obligation to accrue and fund the deferred compensation arrangement for 36 months.  The Skeen Agreement also provides for additional benefits during the term of the Skeen Agreement and following any change in control, including an excise tax gross-up.  The Skeen Agreement provides that Mr. Skeen will be eligible to retire at any time after the annual stockholders meeting to be held in 2006 and to receive benefits through age 75 or for 15 years, whichever is greater.  Benefits will include retirement payments at 75% of Mr. Skeen’s highest base salary in the 12 months preceding his retirement date for 10 years, and at 50% thereafter, as well as continuation of certain other benefits provided in the Skeen Agreement.  In addition, Mr. Skeen will be paid an annual consulting fee of 15% of his highest base salary in the 12 months preceding his retirement date for up to five years following his retirement to the extent he provides consulting services during that period, and his previously granted options will continue to vest and remain exercisable.

The Company has an agreement with Thomas J. Moore (the “Moore Agreement”), which was amended and restated as of March 15, 2005, under which he serves as President and Chief Operating Officer, and with Richard J. Surratt (the “Surratt Agreement”), which also was amended and restated as of March 15, 2005, under which he serves as Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary.  The Moore Agreement and the Surratt Agreement each provide for a one-year term that is continuously extended unless terminated.  The Moore Agreement and the Surratt Agreement are substantially similar to the Skeen Agreement except that:

•              The minimum annual base salary is $247,500 and $193,500, respectively (which represent reductions from $275,000 and $215, 000, respectively, effective as of April 1, 2005).

•              The Moore Agreement generally provides that he will not receive any additional deferred compensation credits and that the Company will release its interest in his split dollar insurance policy in full satisfication of its obligation to provide deferred compensation to Moore upon the earliest of (i) January 1, 2006 (when he fully vests in the deferred compensation), (ii) his termination of employment if he is not entitled to severance benefits, or (iii) when severance benefits end if he is entitled thereto.

•              The Surratt Agreement provides that Surratt generally will receive deferred compensation credits of 75% of base salary through January 1, 2008 (when he becomes 100% vested in the deferred compensation; or, if earlier, upon his termination of employment or, if severance benefits are due, upon the end of the severance period), with benefits under the deferred compensation arrangement being applied to indirectly finance an insurance policy for Mr. Surratt’s benefit, and that the Company will release its interest in his policy in full satisfication of its obligation to provide deferred compensation to Surratt upon the earliest of (i) January 1, 2008, (ii) his termination of employment if he is not entitled to severance benefits, or (iii) when severance benefits end if he is entitled thereto.

•              The minimum annual stock option grant under the Moore Agreement is 100,000 shares and the Surratt Agreement does not contain a minimum annual stock option grant.

•              The severance compensation is two years of base pay and bonus (or three years upon a change in control).

•              There is no retirement or post-employment consulting provision.

•              The disability period prior to termination is six months.

•              Mr. Moore agreed to forfeit options with respect to 677,145 shares and Surratt agreed to forfeit options with respect to 376,021 shares.

Under separate agreements between the Company and Mr. Brown and Mr. Nordling (collectively, the “Officer Agreements”), the Company agreed to employ Mr. Brown as Senior Vice President – Operations and Mr. Nordling as Senior Vice President - Marketing , each for a one year term.  The Officer Agreements provide for automatic twelve-month extensions unless earlier terminated, and for annual base salaries, which may be and, for officers subject to Officer Agreements in the past, have been increased from time to time by the Compensation Committee to amounts above that specified in the original agreements.  The Officer Agreements provide that Messrs. Brown and Nordling shall participate in any bonus plan provided to executive officers generally, and in employee benefit and medical plans and other arrangements as the Compensation Committee shall determine.  In the event of termination by the Company “without cause,” the terminated officer shall receive his full base salary and medical insurance coverage for a period of twelve months, and a portion of any annual bonus shall be prorated to the date of termination.  Change in control provisions are similar to the Moore Agreement except that compensation would be at a rate of two years of base pay and bonus.

The Company provides certain benefits for each of its executive officers and other vice presidents in the event of a change in control, including one-time compensation based on a sliding scale proportionate to rank, the continuation of certain benefits for a specified period, acceleration of option grants and protection against potential excise taxes.  In addition, if an optionee’s employment is terminated following a change in control, options remain exercisable for the longer of three months or the period equivalent to the number of years of severance payments provided for the optionee under the optionee’s employment agreement or change in control benefits agreement, as applicable.  For all executive officers and other vice presidents, in the event that any payments made in connection with a change in control would be subjected to the excise tax imposed on excess parachute payments by the Internal Revenue Code, the Company will “gross-up” the employee’s compensation for all such excise taxes and any federal, state and local income tax applicable to such excise tax, penalties and interest thereon.  In the event of a change in control, all vice presidents would receive compensation in the form of one years’ salary, bonus, and insurance, and all options held by them would become fully exercisable.

COMPANY STOCK PERFORMANCE GRAPH

The table and graph below compare the cumulative total return on FLYi, Inc. (“FLYi, Inc.”) Common Stock for the last five fiscal years with the cumulative total return on the Nasdaq Market Index and the peer group index selected by the Company.  The comparison assumes an investment of $100 each in the Company’s Common Stock, the Nasdaq Market Index and the peer group on December 31, 1999, with dividends reinvested when they are paid.  The companies included in the peer group are Mesa Air Group, Inc., Mesaba Holdings, Inc., SkyWest Airlines, Inc and since 2002, ExpressJet Holdings, Inc.  In the calculation of the annual cumulative stockholder return of the peer group index, the stockholder returns of the companies included in the peer group are weighted according to their stock market capitalization.

* $100 INVESTED ON 12/31/99 IN STOCK OR INDEX —
INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEARS ENDING DECEMBER 31.

	Cumulative Total Return
	12/99	12/00	12/01	12/02	12/03	12/04
FLYI, INC.	100.00	172.20	196.21	101.35	82.98	14.91
NASDAQ STOCK MARKET (U.S.)	100.00	60.71	47.93	32.82	49.23	53.46
PEER GROUP	100.00	176.73	153.66	83.99	128.98	123.64

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information, as of December 31, 2004 (except as noted otherwise), concerning beneficial ownership of the Common Stock by each person known by the Company, based upon Schedule 13D/G filings with the SEC, to own beneficially more than five percent of the outstanding shares of the Common Stock.  Except as noted otherwise, all amounts reflected in the table represent shares in which the beneficial owners have sole voting and investment power.

Name and Addres	Amount and Nature of Beneficial Ownership		Percent of Class
Wellington Management Company, LLP 75 State Street Boston, MA 02109	5,585,500	(1)	12.319%

PAR Investment Partners, L.P. One International Place, Suite 2401 Boston, MA 02110	4,525,000	(2)	9.98%

Hotchkis and Wiley Capital Management, LLC 725 South Figueroa Street, 39th Floor Los Angeles, CA 90017-5439	3,680,100	(3)	8.1%

S.A.C. Capital Advisors, LLC 72 Cummings Point Road Stamford, CT 06902	3,392,000	(4)	7.5%

Barclays Global Investors, NA., and Barclays Global Fund Advisors 45 Fremont Street San Francisco, CA 94105	2,812,780	(5)	6.2%

Mellon Financial Corporation One Mellon Center Pittsburgh, PA 15258	2,338,130	(6)	5.16%

Newcastle Partners, L.P. 300 Crescent Court, Suite 1110 Dallas, TX 75201	2,267,900	(7)	5.0%

Trident Turboprop (Dublin) LTD 25/28 North Wall Quay International Financial Services Centre Dublin 1 Ireland	2,688,581	(8)	5.6%

(1)           Based solely upon a Schedule 13G filed by Wellington Management Company, LLP on April 8, 2005 reporting beneficial ownership as of March 31, 2005.

(2)           Based solely upon a Schedule 13G/A filed by PAR Investment Partners, L.P. on February 14, 2005.

(3)           Based solely upon a Schedule 13G filed by Hotchkis and Wiley Capital Management, LLP on February 14, 2005.

(4)           Based solely upon a Schedule 13G filed by S.A.C. Capital Advisors, LLC on January 21, 2005 reporting beneficial ownership as of January 11, 2005.

(5)           Based solely upon a Schedule 13G filed by Barclays Global Investors, NA. and Barclays Global Fund Advisors on February 14, 2005.  Barclays Global Investors, NA. beneficially owns 2,277,117 shares, of which it has sole voting power with respect to 2,031,873, and Barclays Global Fund Advisors beneficially owns 535,663 shares.

(6)           Based solely upon a Schedule 13G filed by Mellon Financial Corporation on February 15, 2005.  The Reporting Person has sole voting power only with respect to 1,808,930 of these shares.

(7)           Based solely upon a Schedule 13G filed by Newcastle Partners, L.P. on January 21, 2005 reporting beneficial ownership as of January 11, 2005.

(8)           Based solely upon a Schedule 13G filed by Trident Turboprop (Dublin) LTD on March 31, 2005.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information, as of April 15, 2004, concerning beneficial ownership of the Company’s Common Stock by (i) each director of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table, and (iii) all directors and executive officers of the Company as a group.  Except for the effect of community property laws and as noted otherwise all amounts reflected in the table represent shares in which the beneficial owners have sole voting and investment power.

Name	Shares (1) (2)	Percent

Kerry B. Skeen	294,093	*
Thomas J. Moore	147,569	*
C. Edward Acker	588,400	1.2%
Robert E. Buchanan	114,200	*
Susan MacGregor Coughlin	77,660	*
Caroline (Maury) Devine	40,000	*
Daniel L. McGinnis	51,500	*
James C. Miller III	104,000	*
Richard J. Surratt	46,193	*
Eric I. Nordling	123,544	*
William E. Brown	8,750	*
All directors and executive officers as a group (13 persons)	1,865,570	3.8%

* Less than one percent

(1)           Includes options that are exercisable on or within 60 days after April 15, 2005, as follows: Mr. Skeen, 200,000 shares; Mr. Moore, 49,328 shares; Mr. Acker, 48,000 shares; Mr. Buchanan, 76,000 shares; Mrs. Coughlin, 76,000 shares; Ms. Devine, 36,000 shares; Mr. McGinnis,48,000 shares; Mr. Miller, 76,000 shares; Mr. Surratt, 37,500 shares; Mr. Nordling, 122,820 shares; Mr. Brown, 8,750 shares; and All directors and executive officers as a group, 1,016,558shares.

(2)           For Messrs. Skeen, Moore and Surratt, these numbers reflect a reduction in beneficial ownership due to Messrs. Skeen, Moore and Surratt voluntarily forfeiting 2,316,352 options, which were cancelled and returned to the Company, on March 15, 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than ten percent of the Common Stock to file with the Securities Exchange Commission, the Nasdaq Stock Market and the Company, reports on Forms 4 and Forms 5 reflecting transactions affecting beneficial ownership.  Based solely upon its review of the copies of such forms, the Company believes that, during fiscal year 2004, all persons complied with such filing requirements except that Mr. McGinnis failed to timely file one report regarding four purchases.

EXPENSES OF SOLICITATION

The costs of the solicitation of proxies will be borne by the Company.  Such costs include preparation, printing and mailing of the Notice of Annual Meeting of Stockholders, this Proxy Statement, the enclosed Proxy Card and the Company’s 2004 Annual Report, and the reimbursement of brokerage firms and others for reasonable expenses incurred by them in connection with the forwarding of proxy solicitation materials to beneficial owners.  The solicitation of proxies will be conducted primarily by mail, but may also include telephone, facsimile or oral communications by directors, officers or regular employees of the Company acting without special compensation.

STOCKHOLDER PROPOSALS

SEC regulations permit stockholders to submit certain types of proposals for inclusion in the Company’s proxy statement.  Any such proposals for the Company’s Annual Meeting of Stockholders to be held in 2006 must be submitted to the Company on or before           , and must comply with the requirements of SEC Rule 14a-8 in order to be eligible for inclusion in proxy materials relating to that meeting.  Any such proposals must be sent to: FLYi, Inc., Attn: Corporate Secretary, 45200 Business Court, Dulles, Virginia 20166.  The submission of a stockholder proposal does not guarantee that it will be included in the Company’s proxy statement.

Alternatively, stockholders of record may introduce certain types of proposals that they believe should be voted upon at the 2006 Annual Meeting of Stockholders or nominate persons for election to the Board of Directors.  Under the Company’s By-laws, notice of any such proposal or nomination must be provided in writing to the corporate secretary of the Company no later than        , and not before           .  However, if the date of the 2006 Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 2005 Annual Meeting, then such notice must be delivered not later than the close of business on the later of the 90th day prior to the 2006 Annual Meeting or the 10th day after the date of the 2006 Annual Meeting is publicly announced.  Stockholders wishing to make such proposals or nominations in addition must satisfy other requirements under the Company’s By-laws.  If the stockholder does not also comply with the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal submitted by a stockholder.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The broker, bank or other nominee for any stockholder who is a beneficial owner, but not the record holder, of the Company’s shares may deliver only one copy of the Company’s proxy statement and annual report to multiple stockholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the stockholders.  The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered.  A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit their request to the Company by telephone at (703) 650-6000 or by submitting a written request to Corporate Secretary, 45200 Business Court, Dulles, Virginia 20166.  Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Please complete, date, sign and return promptly the accompanying Proxy Card in the postage-paid envelope enclosed for your convenience or vote by telephone or Internet.  Signing and returning the Proxy Card or voting telephonically or by Internet will not prevent record holders or beneficial holders who obtain a valid proxy from voting in person at the Meeting.

May     , 2005
Dulles, Virginia

Appendix A

FLYI, INC.
AUDIT COMMITTEE CHARTER

1.             Members.  The Board of Directors appoints an Audit Committee of at least three members, consisting entirely of “independent” directors of the Board, and designates one member as chairperson. For purposes hereof, “independent” shall mean a director who meets The Nasdaq Stock Market, Inc. (“NASDAQ”) standards of “independence” for directors and audit committee members, as determined by the Board.

Each member of the Audit Committee must be financially literate at the time of appointment, and at least one member of the Audit Committee shall be an “audit committee expert,” as determined by the Board in accordance with Securities and Exchange Commission rules. In addition, no Committee member may have participated in the preparation of the financial statements of the Company or any of the Company’s current subsidiaries at any time during the past three years.

2.             Purposes, Duties, and Responsibilities.  The purpose of the Audit Committee, at a minimum, must be to:

•              Represent and assist the Board of Directors in discharging its oversight responsibility relating to: (i) the accounting, reporting, and financial practices of the Company and its subsidiaries, including the audits of the Company’s financial statements; (ii) the surveillance of administration and financial controls and the Company’s compliance with legal and regulatory requirements; (iii) the outside auditor’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and the Company’s outside auditor; and

•              Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

Among its specific duties and responsibilities, the Audit Committee shall, consistent with and subject to applicable law and rules and regulations promulgated by the SEC, NASD or other regulatory authority:

(i)                Be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation, retention and oversight of the work of the outside auditor. In this regard, the Audit Committee shall have the sole authority to appoint and retain, compensate, evaluate, and terminate when appropriate, the outside auditor, which shall report directly to the Audit Committee.

(ii)               Obtain and review, at least annually, a report by the outside auditor describing: (A) the outside auditor’s internal quality-control procedures; and (B) any material issues raised by the most recent internal quality-control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the outside auditor, and any steps taken to deal with any such issues.

(iii)              Approve in advance all audit and permissible non-audit services to be provided by the outside auditor, and establish policies and procedures for the pre-approval of audit and permissible non-audit services to be provided by the outside auditor.

(iv)             Consider, at least annually, the independence of the outside auditor, including whether the outside auditor’s performance of permissible non-audit services is compatible with the auditor’s independence, and obtain and review a report by the outside auditor describing any relationships between the outside auditor and the Company, consistent with the Independence Standards Board Standard 1, and any other relationships that may adversely affect the independence of the auditor.

(v)              Review and discuss with the outside auditor: (A) the scope of the audit, the results of the annual audit examination by the auditor, and any problems or difficulties the auditor encountered in the course of its audit work and management’s response; and (B) any reports of the outside auditor with respect to interim periods.

(vi)             Review and discuss with management and the outside auditor the annual audited and quarterly financial statements of the Company, including: (A) an analysis of the auditor’s judgment as to the quality of the Company’s accounting principles, setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements; (B) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including accounting policies that may be regarded as critical; and (C) major issues regarding the Company’s accounting principles and financial statement presentations, including any significant changes in the Company’s selection or

B-1

application of accounting principles and financial statement presentations. In addition, the Committee shall receive reports from the outside auditor as required by the rules of the Securities and Exchange Commission.

(vii)            Recommend to the Board based on the review and discussion described in paragraphs (iv) - (vi) above, whether the financial statements should be included in the Annual Report on Form 10-K.

(viii)           Receive reports from the outside auditor and management regarding, and review and discuss the adequacy and effectiveness of, the Company’s internal controls, including any significant deficiencies in internal controls and significant changes in internal controls reported to the Audit Committee by the outside auditor or management.

(ix)              Receive reports from management regarding, and review and discuss the adequacy and effectiveness of, the Company’s disclosure controls and procedures.

(x)               Review and discuss (a) information to be included in earnings press releases, and (b) corporate practices with respect to earnings press releases as well as and financial information and earnings guidance provided to analysts and ratings agencies. The chair of the Committee may represent the entire Committee for purposes of this review.

(xi)              Review and discuss the Company’s practices with respect to risk assessment and risk management.

(xii)             Review and approval all “related party transactions,” as defined in applicable Securities and Exchange Commission rules.

(xiii)            Oversee the Company’s compliance systems with respect to legal and regulatory requirements.

(xiv)            Establish procedures for handling complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters.

(xv)             Establish policies for the hiring of employees and former employees of the outside auditor.

(xvi)            Evaluate annually the performance of the Committee and the adequacy of the Audit Committee Charter.

3.             Meetings.  The Audit Committee shall meet as often as may be deemed necessary or appropriate in its judgment, generally four times each year, either in person or telephonically. The Audit Committee shall meet separately, in executive session, periodically, with each of the management and the independent auditors. The Audit Committee may create subcommittees, which shall report to the Audit Committee. The Audit Committee shall report regularly to the full Board of Directors with respect to its activities. The majority of the members of the Audit Committee shall constitute a quorum.

4.             Outside Advisors.  The Audit Committee shall have the authority to retain such outside counsel, experts and other advisors as it determines appropriate to assist it in the full performance of its functions. The Audit Committee shall have sole authority to approve related fees and retention terms and shall receive appropriate funding from the Company, as determined by the Committee, for the payment of fees to any such advisors.

5.             Limit on Non-Audit Services.  Beginning in fiscal year 2004, the aggregate fees paid to the Company’s outside auditor for permissible non-audit services shall not exceed the aggregate fees paid for audit and related services (including audit fees, audit-related fees and tax compliance and preparation fees) in any fiscal year.

Adopted January 27, 2004, amended April 27, 2005

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Appendix B

CERTIFICATE OF AMENDMENT TO
FIFTH RESTATED CERTIFICATE OF INCORPORATION
OF
FLYI, INC.

FLYi, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

FIRST:  The name of the Corporation is FLYi, Inc.

SECOND:  Pursuant to Section 242 of the Delaware General Corporation Law, this Certificate of Amendment amends the provisions of the Corporation’s Fifth Restated Certificate of Incorporation.

THIRD:  The terms and provisions of this Certificate of Amendment (i) have been duly approved by the Board of Directors; and (ii) have been duly approved by the required number of shares of outstanding stock of the Corporation, in each case pursuant to and in accordance with Section 242 of the Delaware General Corporation Law.

FOURTH:  Article IV of the Fifth Restated Certificate of Incorporation of the Corporation is hereby deleting Section 1. and replacing it with the following:

“1.           The total number of shares which the Corporation shall have the authority to issue is 135,000,000 shares, which shall consist of (a) 130,000,000 shares of Common Stock (“Common Stock”), par value $.02 per share, and (b) 5,000,000 shares of preferred stock, par value $.02 per share (“Preferred Stock”).

Effective at [5:00 p.m. Eastern Time] on [                ], 200[ ] (the “Effective Time”), the issued and outstanding Common Stock of the corporation will be reverse split on a one-for-[X*] basis so that each [X] shares of Common Stock, issued and outstanding immediately prior to the Effective Time, shall automatically be converted into and reconstituted as one share of Common Stock (the “Reverse Split”).  In lieu of any fractional shares to which the holder would otherwise be entitled (after aggregating all such shares of Common Stock to which such holder is entitled), the Corporation will issue additional fractions of a share of Common Stock to stockholders (including beneficial owners) such as to round up to the nearest whole shares the number of shares of Common Stock held by such stockholder immediately after giving effect to Reverse Stock Split.

IN WITNESS WHEREOF, this Certificate of Amendment to the Fifth Restated Certificate of Incorporation has been signed by the Chief Executive Officer this          day of          .

FLYI, INC.

By:

Chief Executive Officer

*  X shall be a number between 2 and 10, as determined by the Board.

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PROXY

FLYI, INC.
Proxy solicited by the Board of Directors for Annual Meeting – June 22, 2005.

Each of the undersigned, revoking all other proxies heretofore given, hereby acknowledges receipt of the proxy statement and hereby constitutes and appoints Richard J. Surratt and Richard J. Kennedy, and each of them, with full power of substitution in each, as proxy or proxies to represent and vote all shares of Common Stock, par value $.02 per share (the “Common Stock”), of FLYI, INC. (the “Company”) owned by the undersigned at the Annual Meeting and any adjournments or postponements thereof.  The Company’s stock may be voted by or at the direction of non-U.S. citizens provided that shares they own have been registered in the Company’s Foreign Stock Registry or are registered for voting at the Annual Meeting.  See reverse side to request that shares be so registered.  By signing below, the undersigned represents that it is a U.S. citizen (as defined in the Proxy Statement) or that the shares represented by this Proxy have been registered in the Company’s Foreign Stock Registry or are requested to be registered for this Annual Meeting.

The shares represented hereby will be voted in accordance with the directions given in this Proxy.  If not otherwise directed herein, shares represented by this Proxy will be voted for all nominees named in Proposal One of the Proxy Statement (election of directors), for Proposal Two (authorizing the Company’s Board of Directors to amend the Company’s Fifth Restated Certificate of Incorporation to effect a reverse stock split within a range from one-for-two to one-for-ten), and for Proposal Three (ratification of the selection of independent auditors).  If any other matters are properly brought before the Annual Meeting, proxies will be voted on such matters as the proxies named herein, in their sole discretion, may determine.

Please mark, sign, date and mail promptly in the enclosed envelope.

(Continued and to be signed and dated on the reverse side)

HOW TO VOTE YOUR SHARES OF
FLYI, INC.

Vote Your Proxy on the Internet:

Go to www.continentalstock.com.  Have your proxy card available when you access the website.  Follow the prompts to vote your shares.

Vote Your Proxy by Phone:

Call 1 (800) 293-8533.  Use any touch-tone telephone to vote your proxy.  Have your proxy card available when you call.  Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY OR BY PHONE

Vote Your Proxy by mail:

Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

v FOLD AND DETACH HERE AND READ THE REVERSE SIDE v

PLEASE MARK VOTES LIKE THIS x

The Board of Directors recommends a vote FOR Proposals One, Two and Three to be voted upon at the Annual Meeting:

1.             Election of all nominees listed to the Board of Directors, except as noted (write the names of the nominees, if any, for whom you withhold authority to vote).  Nominees: Kerry B. Skeen, Thomas J. Moore, C. Edward Acker, Robert E. Buchanan, Susan MacGregor Coughlin, Caroline (Maury) Devine, Daniel L. McGinnis and James C. Miller III.

FOR all nominees o
WITHHOLD AUTHORITY to vote for all nominees o
For all nominees except:

2.             Approval of authorizing the Company’s Board of Directors to amend the Company’s Fifth Restated Certificate of Incorporation to effect a reverse stock split within a range from one-for-two to one-for-ten.

FOR o                    AGAINST o          ABSTAIN o

3.             Ratify selection of KPMG LLP as the Company’s independent auditors for the current year.

FOR o                    AGAINST o          ABSTAIN o

Check box to request that shares be registered for voting by a non-U.S. citizen at the Annual Meeting. o

COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

Signature	Title (Signature, if held jointly	Date	, 2004.

Please sign exactly as name appears hereon.  Please manually date this card.  When signing as an attorney, executor, administrator, trustee or guardian, give full title as such.  If a corporation, sign in full corporate name by President or other authorized officer.  If a partnership, sign in partnership name by authorized person.